Exhibit 6.5

FORM OF

AMENDED AND RESTATED
MASTER SERVICES AGREEMENT

LOOSE TOOTH INDUSTRIES, INC. SERVICES TO FIG PUBLISHING, INC.

THIS AMENDED AND RESTATED MASTER SERVICES AGREEMENT dated as of [_______], 2016 by and between Loose Tooth Industries, Inc., a Delaware corporation (“Loose Tooth”), and Fig Publishing, Inc., a Delaware corporation (“the Company”), and certain subsidiaries of the Company set forth on Exhibit B hereto which have duly delivered separate assumption letters in the form of Exhibit C hereto (collectively, the “Pub Subs”). Unless otherwise indicated, all references to “the Company” shall include its Pub Subs.

RECITALS

WHEREAS the parties entered into that certain Master Services Agreement on December 3, 2015 (the “Original Agreement”);

WHEREAS, the Company’s business seeks to (a) identify, license, fund, market, arrange distribution for, and earn cash receipts from sales of new video games (each a “Game”) and (b) acquire publishing rights to each Game through a license agreement (each a “License Agreement”) between the developer of each Game and a separate Pub Sub associated with such Game (all of such activities in respect of all Games and License Agreements, the “Business”);

WHEREAS, certain administrative services must be performed by or on behalf of the Company in connection with the Business;

WHEREAS, certain executive and managerial services must be performed by or on behalf of the Company in connection with the Business;

WHEREAS, certain video game publishing services must be performed by or on behalf of the Company in connection with the Business;

WHEREAS, Loose Tooth has personnel, facilities, data processing systems and expertise sufficient to perform such administrative, executive, management, video game marketing and distribution services, and wishes to provide the Company with some or all of such services or to provide such services on behalf of the Company to third parties;

WHEREAS, the Company wishes to engage Loose Tooth, and Loose Tooth wishes to be engaged by the Company, to provide such services, in accordance with the terms of this Agreement and in order to facilitate successful publishing of each Game;

WHEREAS, the Company intends to conduct offerings of shares of preferred tracking stock, par value $0.0001 per share, of the Company (the “Game Shares”) pursuant to Tier 2 of Regulation A promulgated under the Securities Act of 1933, as amended (the “Securities Act”) and pursuant to Rule 506(c) of Regulation D under the Securities Act (each an “Offering” and collectively the “Offerings”), in each case in connection with the Company’s intention to pay a substantial percentage of all of the proceeds from an Offering to a game developer to finance the acquisition of publishing rights for a Pub Sub under a License Agreement (such percentage of proceeds, the “Game Funding Payment”), which percentage for each Offering shall be paid to each game developer as listed on Exhibit D hereto.

WHEREAS, the Company expects to incur various expenses (the “Publisher Expenses”) in connection with publishing each Game, including to cover operating expenses, the costs of offering the related Game Shares, and the costs of any initial marketing of a Game, once the Game is ready for marketing but before it is generating material sales receipts; and

WHEREAS, Loose Tooth wishes to pay for any Publisher Expenses in excess of the percentage of the proceeds of an Offering retained by the Company after payment of the Game Funding Payment (such percentage of proceeds, the “Retained Proceeds”), which percentage for each Offering is listed on Exhibit D hereto; and

WHEREAS, the parties desire to amend and restate the Original Agreement and to enter into this Agreement;

NOW THEREFORE, the parties covenant and agree as follows:

1. Definitions. In this Agreement, unless the context otherwise requires:

(a) “Affiliate” means, with respect to a party, means any person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the person specified. For purposes of the foregoing, “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise.

(b) “Agreement” means this Master Services Agreement, including all recitals, exhibits and duly executed amendments thereto.

(c) “Service” or “Services” means the administrative, executive, management and video game marketing and distribution services identified on Exhibit A hereto.

2. Interpretation. In this Agreement, unless the context otherwise requires:

(a) words importing the singular number only shall include the plural and vice versa, words importing any gender shall include all genders and words importing persons shall include companies, corporations, partnerships, syndicates, trusts and other entities, and natural persons and any aggregate of persons;

(b) all references to “party” or “parties” refer to the parties to this Agreement;

(c) references to a Section or exhibit are to a Section of or exhibit to this Agreement;

(d) any reference to a statute or regulation refers to that statute or regulation as amended or re-enacted from time to time;

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(e) where a period of time is prescribed, dated or calculated from a date or event, the time shall be calculated excluding such date, or the date on which such event occurred;

(f) any reference to termination shall be interpreted as preserving all of the rights, obligations and liabilities existing, arising, accrued or accruing at or prior to the time of such termination; and

(g) all monetary amounts are in the lawful currency of the United States.

3. Engagement and Term.

(a) In accordance with and subject to the terms of this Agreement, the Company hereby retains Loose Tooth to provide the Services to the Company and the Pub Subs and pay the Publisher Expenses Payments (as defined below).

(b) The engagement shall continue until December 31, 2016 (“Initial Term”), unless earlier terminated pursuant to the terms of this Agreement; provided, that this Agreement shall automatically renew for successive periods of one year (each a “Renewal Term”, and the Initial Term and all Renewal Terms collectively, the “Term”), unless and until terminated by either Loose Tooth or the Company, or any Pub Sub with respect to the Services being provided to it or on its behalf, at the end of the next December 31 on written notice to the other parties not less than three months prior to such date. Notwithstanding the foregoing, either (i) the Company may terminate any specific Service and/or this Agreement or (ii) a Pub Sub may terminate any specific Service provided to it or on its behalf and/or this Agreement, in either case without penalty to the Company or any Pub Sub, with 30 days prior written notice to the other parties, and Loose Tooth may terminate any specific Service and/or this Agreement with 180 days prior written notice to the other parties; provided, that if any of the Company and each applicable Pub Sub, in its sole determination, is unable to enter into a commercially reasonable arrangement with a third party to perform such Services for it, then the Company or the applicable Pub Sub will so notify Loose Tooth, and Loose Tooth shall continue to perform such Services or the Agreement, as applicable, for an additional period of 180 days after the originally noticed termination date.

(c) In addition to effecting a termination under Section 3(b), above, a party may terminate this Agreement by giving to the other parties written notice of such termination following (i) another party’s material breach of this Agreement (subject to such other party’s right to cure such breach within 30 days (or ten business days in the case of a payment breach) after receipt of such notice); or (ii) another party’s insolvency, or the institution of any insolvency, bankruptcy or similar proceeding by or against such other party, or an assignment by such other party of all or substantially all of its assets for the benefit of creditors.

4. Provision of Services and Payment of Publisher Expenses.

(a) Loose Tooth shall provide to the Company and each Pub Sub, as applicable, the Services on Exhibit A. The parties acknowledge and agree that, although the Service Fee (as defined in Section 8, below) will not begin to be paid to Loose Tooth until such time, if ever, that a Game is, or Games are, generating revenue sufficient to fund the Service Fee (which time, if ever reached, may be months or years in the future), Loose Tooth shall provide the Services to the Company continually during the entire Term. The parties additionally acknowledge that, prior to the date of this Agreement, Loose Tooth has provided services to the Company, and the Company has received services from Loose Tooth; and they additionally agree that such provision of services shall be deemed to have been the provision of Services under, in accordance with and subject to the terms of this Agreement.

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(b) Loose Tooth shall provide the Services in a commercially reasonable manner in accordance with industry standards. Loose Tooth shall ensure that each person employed by or otherwise assisting Loose Tooth shall devote sufficient time and attention to the provision of Services to ensure that all requested Services are provided accurately, on a timely basis, and in a professional manner.

(c) To the extent that the Company incurs Publisher Expenses in excess of the Retained Proceeds Percentage listed on Exhibit D, Loose Tooth agrees to pay for such excess expenses (such payments, the “Publisher Expenses Payments”). The parties acknowledge and agree that, although the Service Fee (as defined in Section 8, below) will not begin to be paid to Loose Tooth until such time, if ever, that a Game is, or Games are, generating revenue sufficient to fund the Service Fee (which time, if ever reached, may be months or years in the future), Loose Tooth shall pay the Publisher Expenses Payments to the Company continually during the entire Term.

5. Confidentiality.

(a) For purposes hereof, “Confidential Information” of a party shall mean all information or material that (i) gives that party some competitive business advantage or the opportunity of obtaining such advantage or the disclosure of which could be detrimental to the interests of that party; or (ii) which is either (A) marked “Confidential,” “Restricted,” or “Proprietary Information” or other similar marking, (B) known by the parties to be considered confidential and proprietary, whether or not marked as such, or (C) from all the relevant circumstances should reasonably be assumed to be confidential and proprietary, whether or not marked as such, including without limitation any such information or material of a third party that meets the foregoing definition of Confidential Information with respect to such third party, and happens to be in the possession or control of the party. Notwithstanding the foregoing, Confidential Information shall not include information which: (i) is or becomes generally known to the public by any means other than a breach of the obligations of a receiving party; (ii) was previously known to the receiving party or rightly received by the receiving party from a third party; or (iii) is independently developed by the receiving party without reference to information or material of the other party.

(b) Unless otherwise provided under this Section, each party agrees to hold each other party’s Confidential Information in strict confidence in perpetuity. The parties agree not to make each other’s Confidential Information available in any form or to any person, or to use each other’s Confidential Information for any purpose other than to facilitate the provision of Services under this Agreement. Each party agrees to take all reasonable steps to ensure that Confidential Information of another party is not disclosed or distributed by its respective employees, agents or contractors in violation of the provisions of this Agreement. This Section 5 supplements and does not supersede any existing non-disclosure or confidentiality agreements between or among any of the parties.

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(c) In the event any Confidential Information is required to be disclosed by a receiving party under the terms of a valid and effective subpoena or order issued by a court of competent jurisdiction, or by a demand or information request from an executive or administrative agency or other governmental self-regulatory authority, the receiving party requested or required to disclose such Confidential Information shall, unless prohibited by the terms of such subpoena, order, demand or information request, promptly notify the disclosing party of the existence, terms and circumstances surrounding such subpoena, order, demand or information request, shall consult with the disclosing party on the advisability of taking legally available steps to resist or narrow such subpoena, order, demand or information request, and, if disclosure of such Confidential Information is required, shall exercise its reasonable best efforts to narrow the scope of disclosure and obtain an order or other reliable assurance that confidential treatment consistent with the obligations of the parties under this Section 5 will be accorded to such Confidential Information. To the extent the receiving party is prohibited from notifying the disclosing party of a subpoena, order, demand or information request, by the terms of same, the receiving party shall exercise its reasonable efforts to narrow the scope of disclosure and obtain an order or other reliable assurance that confidential treatment consistent with the obligations of the parties under this Section 5 will be accorded to such Confidential Information.

(d) Each party’s Confidential Information shall remain the sole and exclusive property of such party.

(e) Each party covenants that any collection, storage, disclosure, transfer or use of personal information (including any information about an identifiable individual) will comply with all applicable federal, provincial, state, municipal or other laws governing the collection, storage or use of personal information.

6. Title to Intellectual Property.

(a) The parties agree that all Intellectual Property developed by or on behalf of Loose Tooth in the course of providing the Services, and any derivative works, additions, modifications or enhancements thereof created by or on behalf of Loose Tooth, shall be the sole property of Loose Tooth (“New Intellectual Property”). To the extent that Loose Tooth uses its pre-existing Intellectual Property in connection with providing the Services and such Intellectual Property was developed either prior to the date of this Agreement or following the date of this Agreement for a purpose other than the provision of the Services (“Pre-Existing Intellectual Property”), such Pre-Existing Intellectual Property, and any derivative works, additions, modifications or enhancements thereof created during the term hereof shall be the sole property of Loose Tooth. Loose Tooth grants the Company and each applicable Pub Sub a perpetual, non-revocable, non-exclusive, sublicensable right to use the New Intellectual Property and the Pre-Existing Intellectual Property (collectively “Licensed Intellectual Property”) in connection with its business, including the right to create derivative works, additions, modification or enhancements of same. “Intellectual Property” means all registered and unregistered copyrightable material, trademarks, trade dress, trade secret rights, patent rights, inventions, software, and any and all improvements or modifications of the foregoing.

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(b) Subject to trademark use policies and procedures established by Loose Tooth from time to time, Loose Tooth hereby grants to the Company and the Company hereby accepts a perpetual, exclusive, transferable, sublicensable right and license to use any “Fig” trademarks (individually and collectively, the “Trademarks”) in connection with the operation of the Company’s business, as now conducted or as may be conducted in the future. This grant includes all rights that Loose Tooth now has or may in the future acquire anywhere in the world. All goodwill arising from the Company’s use of the Trademarks shall inure solely and singularly to the benefit of Loose Tooth and Loose Tooth shall be solely responsible for enforcement of the Trademarks, and the Company will make no claim of right, entitlement or interest in the Trademarks, except such rights as are licensed hereunder.

7. Indemnities.

(a) the Company shall indemnify, defend and hold harmless Loose Tooth and its shareholders, officers, directors, employees, agents, Affiliates, parents and subsidiaries, and each of the successors and assigns of any of the foregoing (the “Loose Tooth Indemnified Parties”), from and against any and all costs and expenses, losses, damages, claims, causes of action and liabilities incurred by or asserted (including reasonable attorneys’ fees, disbursements and expenses of litigation as incurred) against the Loose Tooth Indemnified Parties (other than as to any claim brought by the Company or any Pub Sub against Loose Tooth) arising from, relating to, or in any way connected with (i) the Company’s or any Pub Sub’s breach of its obligations, as applicable, under this Agreement, except to the extent that such shall be caused by the willful misconduct, gross negligence or bad faith of Loose Tooth, or (ii) any act or omission by the Company or any Pub Sub, as applicable, which is a material violation of any provision of this Agreement or any applicable laws or regulations.

(b) Loose Tooth shall indemnify, defend, and hold harmless the Company and each Pub Sub, and each of their respective shareholders, officers, directors, managers, members, employees, agents, licensors, Affiliates, parents, and subsidiaries, and each of the successors and assigns of any of the foregoing (the “Company Indemnified Parties”), from and against any and all costs and expenses, losses, damages, claims, causes of action and liabilities incurred by or asserted (including reasonable attorneys’ fees, disbursements and expenses of litigation as incurred) against the Company Indemnified Parties (other than as to any claim brought by Loose Tooth against the Company or any Pub Sub) arising from, relating to, or in any way connected with (i) Loose Tooth’s breach of its obligations under this Agreement, except to the extent that such shall be caused by the willful misconduct, gross negligence or bad faith of the Company or the applicable Pub Sub; (ii) any act or omission by Loose Tooth which is a material violation of any provision of this Agreement or any applicable laws or regulations; or (ii) third party infringement claim relating to the Licensed Intellectual Property.

(c) Each party claiming indemnity shall promptly provide the other party with written notice of any claim, action or demand for which indemnity is claimed. The indemnifying party shall be entitled to control the defense of any action, provided, that the indemnified party may participate in any such action with counsel of its choice at its own expense. The indemnified party shall provide reasonable cooperation in the defense as the indemnifying party may request and at the indemnifying party’s expense. No indemnifying party may settle a claim against an indemnified party without the prior written consent of such indemnified party or a complete release of claims against the indemnified party.

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(d) The parties agree that if any indemnity sought to be provided in this Section 7 is for any reason unavailable to or insufficient to hold harmless an indemnified party in respect of any costs and expenses, losses, damages, claims, causes of action or liabilities (including reasonable attorneys’ fees, disbursements and expenses of litigation) referred to herein, then each indemnifying party shall contribute to the aggregate amount of such costs and expenses, losses, damages, claims, causes of action or liabilities (including reasonable attorneys’ fees, disbursements and expenses of litigation) incurred by such indemnified party, as incurred, (i) in such proportion as is appropriate to reflect the relative benefits received by Loose Tooth, on the one hand, and the Company and the Pub Subs, on the other hand, from the provision of the Service(s) and payment of Publisher Expenses pursuant to this Agreement or (ii) if the allocation provided by clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of Loose Tooth, on the one hand, and of the Company and the Pub Subs, on the other hand, in connection with the actions, inaction, statements or omissions which resulted in such losses, liabilities, claims, damages or expenses, as well as any other relevant equitable considerations.

(e) EXCEPT IN CONNECTION WITH (I) ANY ACT OF FRAUD OR INTENTIONAL WRONGDOING BY A PARTY, (II) ANY CLAIM THAT IS SUBJECT TO INDEMNIFICATION UNDER THIS SECTION 7, OR (III) ANY CLAIM THAT ARISES OUT OF A BREACH OF CONFIDENTIALITY, IN NO EVENT SHALL ANY PARTY OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, MEMBERS, MANAGERS, SHAREHOLDERS, EMPLOYEES, AGENTS, AFFILIATES, OR SUPPLIERS BE LIABLE TO THE OTHER PARTY, WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE, FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES (EVEN IF SUCH DAMAGES ARE FORESEEABLE, AND WHETHER OR NOT THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES) RELATING TO, ARISING FROM OR UNDER, OR IN ANY WAY CONNECTED WITH, THIS AGREEMENT.

8. Cost of Services and Payment of Publisher Expenses.

(a) In consideration of the Services provided by Loose Tooth as detailed in this Agreement, each Pub Sub listed on Exhibit B intended to benefit from such Services shall pay Loose Tooth a percentage (as set forth on Exhibit B with respect to each Pub Sub) of the Adjusted Gross Receipts (as defined in the License Agreement associated with each Pub Sub) received by such Pub Sub (the “Service Fee”). The Service Fee shall be paid quarterly in arrears, at the beginning of each calendar quarter, and calculated based on the Pub Sub’s Adjusted Gross Receipts for the prior quarterly period. The parties may negotiate changes to the Service Fee from time to time to the extent that the parties believe that the Service Fee is not reasonably related to the actual cost of Services in any fiscal year. All changes to the Service Fee shall be memorialized in a writing signed by the applicable parties hereto.

(b) Loose Tooth shall provide the Company for each completed quarterly period an invoice for all actual costs and disbursements made on the Company’s behalf during such quarterly period, which shall be accompanied by documentation or explanation reasonably supporting such charges.

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9. Notices.

(a) All notices, demands, consents, approvals or other communications provided for or permitted under this Agreement (collectively referred to as “notices”) shall be in writing, personally delivered to an officer or other responsible employee of the addressee or sent by registered mail, charges prepaid, or by e-mail, facsimile or other means of electronic communication, to the applicable address set forth below or to such other address as a party to this Agreement may from time to time designate in such manner. Any notice so personally delivered shall be considered to have been validly and effectively given on the date of such delivery. Any notice so sent by registered mail shall be considered to have been validly and effectively given on the fifth day (excluding Saturdays, Sundays and statutory holidays at the address to which it is sent) following the day on which it is sent, as evidenced by the postal receipt. Any notice so sent by e-mail, facsimile or other means of electronic communication shall be considered to have been validly and effectively given on the day (excluding Saturdays, Sundays and statutory holidays at the address to which it is sent) following the day on which it is sent. If the party giving any demand, notice or other communication knows or should reasonably know of any difficulties with the postal system that might affect the delivery of mail, any such demand, notice or other communication shall not be mailed but shall be given by personal delivery or by electronic communication.

To the Company or any Pub Sub at:

FIG PUBLISHING, INC.

715 Bryant Street, Suite 202

San Francisco, California 94107

Attention: Justin Bailey

To Loose Tooth at:

LOOSE TOOTH INDUSTRIES, INC.

715 Bryant Street, Suite 202

San Francisco, California 94107

Attention: Justin Bailey

10. Audit Rights. Each party receiving Services shall have the right, during the term of this Agreement and for a period of one year thereafter, to inspect and audit Loose Tooth’s records relating to the delivery of such Services to such party, and Loose Tooth shall have the right, during the term of this Agreement and for a period of one year thereafter, to inspect and audit the records of each such recipient of Services relating to such Services and the Publisher Expenses Payments, in each case to help ensure compliance with this Agreement. Any audit will be conducted not more than one time per year, at mutually agreed upon times, upon reasonable prior written notice, and in a manner so as to minimize any disruption of the audited party’s normal business activities; provided, however, that in the event of an underpayment of more than five percent, the foregoing limit of one audit per year shall be expanded to one per calendar quarter. If the applicable Pub Sub is found not to have complied with its payment obligations hereunder by an amount equal to or exceeding five percent of such obligations for any calendar month, then such party shall reimburse Loose Tooth for all reasonable costs associated with Loose Tooth’s audit. Any overpayment or underpayment revealed by any audit hereunder shall be reimbursed promptly after the completion of such audit.

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11. Addition of Pub Subs and Amendment of Exhibits. The parties hereto agree that, in connection with any Offering, the Company may at any time cause a subsidiary of the Company that is not already a party to this Agreement to become a party to this Agreement, including without limitation Exhibit B hereto, subject to (i) the execution by such subsidiary and the delivery to Loose Tooth of a duly completed Assumption Letter Agreement, a form of which is attached hereto as Exhibit C, and (ii) the amendment of Exhibit D by the Company to include the appropriate percentages representing the Game Funding Payment and the Retained Proceeds in connection with such Offering and the delivery of such amendment to Loose Tooth. Upon satisfaction of such conditions, such subsidiary shall for all purposes be a party hereto as a Pub Sub.

12. Assignment. No party may transfer or assign this Agreement or its rights or obligations under this Agreement, in whole or in part, without the prior written consent of the other affected parties. Any assignment contrary to the foregoing shall be void. Notwithstanding the foregoing, any party may assign this Agreement in whole (but not in part) to any parent, Affiliate, subsidiary or successor upon not less than 30 days prior written notice to the other parties.

13. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without giving effect to any doctrine of conflicts of laws, including all matters of construction, validity, performance and enforcement.

14. Arbitration. Any controversy or claim arising out of or in any way connected with this Agreement or the alleged breach thereof shall be resolved by one arbitrator, in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) then in effect in San Francisco, California and shall be held in the San Francisco Bay Area. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Costs of AAA will be shared equally among all sides in the arbitration.

15. Entire Agreement. This Agreement and any exhibits hereto set forth the entire agreement and understanding between the parties as to the subject matter hereof and supersede all prior discussions, agreements and understandings of any kind and every nature between them. This Agreement shall not be changed, modified or amended except in writing signed by the parties.

16. Severability. If any provision of this Agreement (or any portion thereof) is determined to be invalid or unenforceable, the remaining provisions of this Agreement shall not be affected thereby and shall be binding upon the parties, and shall be enforceable as though said invalid or unenforceable provision (or portion thereof) were not contained in this Agreement.

17. Waiver. The failure by any party to insist upon strict performance of any of the provisions contained in this Agreement shall in no way constitute a waiver of any of its rights as set forth in this Agreement, at law or in equity, or a waiver of any other provisions or subsequent defaults by another party in the performance of or compliance with any of the terms set forth in this Agreement.

18. Headings. The headings of this Agreement are intended solely for convenience of reference and shall be given no effect in the interpretation or construction of this Agreement.

19. Survival. The provisions of this Agreement that should by their nature survive termination of this Agreement shall survive such termination, including but not limited to Sections 1, 2, 5-7 and 9-19.

20. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which shall together constitute one and the same agreement.

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IN WITNESS WHEREOF the parties have executed this Agreement as of the date first above written or, or with respect to each Pub Sub, the date of the Assumption Letter Agreement with respect of such Pub Sub.

LOOSE TOOTH INDUSTRIES, INC.		FIG PUBLISHING, INC.

By:		By:

Name:	Justin Bailey	Name:	Justin Bailey

Title:	Chief Executive Officer	Title:	Chief Executive Officer

FORM OF ASSUMPTION LETTER AGREEMENT

March [  ], 2016

Ladies and Gentlemen:

Reference is made to that certain Amended and Restated Master Services Agreement dated as of March [  ], 2016 among Loose Tooth Industries, Inc. (“Loose Tooth”) and Fig Publishing, Inc. (the “Company”), the undersigned (upon the effectiveness of this Assumption Letter Agreement and the satisfaction of certain other conditions), the other “Pub Subs” from time to time added as parties thereto (as the same may be amended or otherwise modified from time to time, the “Master Services Agreement”).

The undersigned, Fig Grasslands, LLC, a Delaware limited liability company (the “New Pub Sub”), wishes to become a “Pub Sub” under and as defined in the Master Services Agreement, and accordingly hereby agrees that, subject to the satisfaction of the conditions set forth in the Master Services Agreement, from the date hereof it shall become a “Pub Sub” under the Master Services Agreement, and it shall perform, comply with and be bound by each of the provisions of the Master Services Agreement which are stated to apply to a “Pub Sub.”

Without limiting the generality of the foregoing, the New Pub Sub hereby represents and warrants that: (i) the representations and warranties relating to such New Pub Sub set forth in the Master Services Agreement are true and correct on and as of the date hereof, and (ii) it has heretofore received a true and correct copy of the Master Services Agreement (including any amendments or modifications thereof or supplements or waivers thereto) as in effect on the date hereof.

This Assumption Letter Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which shall together constitute one and the same agreement.

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IN WITNESS WHEREOF, the New Pub Sub has duly executed and delivered this Assumption Letter Agreement as of the date and year first above written.

FIG GRASSLANDS, LLC

By:	FIG PUBLISHING, INC., its Sole Member

By:

Name:	Justin Bailey

Title:	Chief Executive Officer

Acknowledged by and consented to:

LOOSE TOOTH INDUSTRIES, INC.		FIG PUBLISHING, INC.

By:		By:

Name:	Justin Bailey	Name:	Justin Bailey

Title:	Chief Executive Officer	Title:	Chief Executive Officer

Exhibit A

SERVICES

Type of Service

1.	IT	Lease/use of hardware
Lease/use of software
Data transmission services
Data center and security services
Development
PC support/Desktop services
Network support
Technical support
Security and risk management compliance Periodic access to Loose Tooth’s website, fig.co, to host investment crowdfunding campaigns

2.	Customer Support	Use of customer support center

3.	Management and Other Support Operations

General management services by executive management and other personnel, including without limitation in respect of supervision, strategy, planning and direction.

Management of license and distribution agreements, and distribution of sales revenue to parties with interests therein.

General marketing and promotional services, including without limitation, providing marketing advice, planning and implementing advertising and sales strategies and campaigns, identifying, securing and maintaining relationships with video game developers and distribution channels, and negotiating with such developers and channels.

4.	Facilities	Office space and administration (including lease negotiations)/use of furniture
Security
Utilities
Telephones
Email
Mail

5.	HR	Payroll
Payroll tax return preparation
Benefit plans
Stock plan administration

6.	Tax	Income and non-income tax planning and compliance (domestic and international)
Income and non-income tax return preparation and administration
Sales tax compliance/local business licenses

7.	Accounting	General ledger
US and international GAAP accounting consultation
Sub-ledger accounting
Account reconciliation
Accounts receivable
Accounts payable processing
Coordination of audit regarding the Company’s financial statements
Internal audit matters

8.	Treasury	Bank account set-up/maintenance
Cash management/investment services
Letters of credit
Assistance in identifying and securing sources of finance

9.	Insurance	Commercial and general liability insurance
Workers compensation insurance
Directors’ and officers’ liability insurance
10.	Regulation A and other securities law-related compliance and reporting

Regulation A and other securities law-related compliance and reporting support, including but not limited to:

Accountants (internal or externally-sourced)

Independent auditors

Securities counsel

Tax advisor/compliance

Stock transfer agent and registrar

Investor relations

Printer (Edgar/XBRL)

11.	Other	Any other services reasonably related to the foregoing or reasonably requested from time to time

Exhibit B

Pub Subs

Pub Sub	Service Fee

Fig Grasslands, LLC	0.1%

Exhibit C

FORM OF ASSUMPTION LETTER AGREEMENT

[Date]

Ladies and Gentlemen:

Reference is made to that certain Amended and Restated Master Services Agreement (as the same may be amended, modified or supplemented from time to time, the “Master Services Agreement”) dated as of [ ], 2016 among Loose Tooth Industries, Inc. (“Loose Tooth”), Fig Publishing, Inc. (the “Company”), the undersigned (upon the execution of this Assumption Letter Agreement and the satisfaction of certain other conditions set forth in the Master Services Agreement) and such other Pub Subs (as defined in the Master Services Agreement as may from time to time have been added, or will in the future be added, as parties thereto.

The undersigned, [_____________], a Delaware limited liability company (the “New Pub Sub”), wishes to become a Pub Sub under the Master Services Agreement, and accordingly hereby agrees that, subject to the satisfaction of the conditions set forth in the Master Services Agreement, from the date hereof it shall be a Pub Sub under the Master Services Agreement, and it shall perform, comply with and be bound by each of the provisions of the Master Services Agreement which are stated to apply to a Pub Sub.”

Without limiting the generality of the foregoing, the New Pub Sub hereby represents and warrants that: (i) the representations and warranties relating to a Pub Sub set forth in the Master Services Agreement are true and correct as to it as of the date hereof, and (ii) it has heretofore received a true and correct copy of the Master Services Agreement (including any amendments, modifications or supplements thereto) as in effect as of the date hereof.

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IN WITNESS WHEREOF, the New Pub Sub has duly executed and delivered this Assumption Letter Agreement as of the date and year first above written.

[PUB SUB NAME, LLC]

By:	FIG PUBLISHING, INC., its Sole Member

By:

Name:	Justin Bailey

Title:	Chief Executive Officer

Acknowledged by and consented to:

LOOSE TOOTH INDUSTRIES, INC.		FIG PUBLISHING, INC.

By:		By:

Name:	Justin Bailey	Name:	Justin Bailey

Title:	Chief Executive Officer	Title:	Chief Executive Officer

Exhibit D

Developer	Game Funding Payment	Retained Proceeds

Double Fine Productions, Inc.	97.5%	2.5%